================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 14D-9


                   Solicitation/Recommendation Statement Under
             Section 14(d)(4) of the Securities Exchange Act of 1934


                             LANIER WORLDWIDE, INC.
                            (Name of Subject Company)

                             LANIER WORLDWIDE, INC.
                        (Name of Person Filing Statement)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                   51589L 10-5
                      (CUSIP Number of Class of Securities)

                                J. MICHAEL KELLY
                                 GENERAL COUNSEL
                             LANIER WORLDWIDE, INC.
                            2300 PARKLAKE DRIVE, N.E.
                             ATLANTA, GEORGIA 30345
                                 (770) 496-9500
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications
                    on Behalf of the Person Filing Statement)

                                    COPY TO:

                               RUSSELL B. RICHARDS
                                 KING & SPALDING
                              191 PEACHTREE STREET
                           ATLANTA, GEORGIA 30303-1763
                                 (404) 572-4600

/X/ CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS
    MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.

================================================================================

ITEM 9.           MATERIAL TO BE FILED AS EXHIBITS.

              The following Exhibit is filed herewith:

99(a)(7) Transcript of Conference Call held by Lanier Worldwide, Inc. on December 5, 2000.